                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMPLETE WELLNESS CENTERS, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                        COMPLETE WELLNESS CENTERS, INC.
                      666 ELEVENTH STREET, N.W., SUITE 200
                             WASHINGTON, D.C. 20001
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                         TELEPHONE NO.: (202) 639-9700

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 11, 1998
                            ------------------------

     You are hereby notified that a Special Meeting of Shareholders (the "Special Meeting") of Complete Wellness Centers, Inc. (the "Company") will be held at the offices of Complete Wellness Centers Inc., Suite 200, 666 Eleventh Street, N.W., Washington, D.C., on August 11, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

          1. To approve for purposes of the shareholder approval policy of the NASDAQ Small Cap Market, the issuance of the Company's Common Stock and Convertible Preferred Stock pursuant to the terms of the Second Supplement to the Investment Agreement dated as of July 2, 1998, a copy of which is attached as EXHIBIT 1, hereto, and the issuance of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock;

          2. To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 10,000,000 to 50,000,000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on June 30, 1998 will be entitled to vote at the Special Meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Ryan Knoll
                                          Secretary
Washington, D.C.
July 20, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                        COMPLETE WELLNESS CENTERS, INC.
                           666 ELEVENTH STREET, N.W.
                             WASHINGTON, D.C. 20001

                            ------------------------

                       SOLICITATION AND VOTING OF PROXIES
                                 JULY 20, 1998

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Complete Wellness Centers, Inc. (the "Company") for use at the Special Meeting of Shareholders to be held at the offices of the Company on August 11, 1998 at 10:00 a.m. and at any adjournment of that meeting (the "Special Meeting"). All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Special Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, or by voting in person at the Special Meeting. It is expected that this proxy statement and accompanying proxy card will first be mailed to shareholders on or about July 22, 1998.

                       RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed June 30, 1998 as the record date for determining shareholders who are entitled to vote at the Special Meeting. At the close of business on June 30, 1998 there were outstanding and entitled to vote 2,227,057 shares of common stock of the Company, $.0065 par value per share ("Common Stock"). At the Special Meeting each share of the Common Stock is entitled to one vote; the outstanding Preferred Stock of the Company is not entitled to vote. Therefore the total number of votes eligible to be cast at the Special Meeting is 2,227,057.

     The Company's By-laws provide that a quorum consists of the representation in person or by proxy at a meeting of shareholders entitled to vote a majority of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes on proposals to be brought before the Special Meeting is discussed below.

     The affirmative vote of shares constituting a majority of the votes of Common Stock represented, entitled to vote and voting at the Special Meeting is required to approve Proposal 1 in the accompanying Notice of Special Meeting ("Proposal 1") and the affirmative vote of shares constituting a majority of the votes of all Common Stock outstanding are required to approve Proposal 2 in the accompanying Notice of Special Meeting ("Proposal 2").

     Shares of Common Stock represented in person or by proxy at the Special Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Special Meeting) will be tabulated by the Secretary. Abstentions will be treated as shares that are present for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but which are not voted with respect to such matter. If a broker holding stock in "street name" does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as not voting with respect to such matter.

     The Board of Directors and management of the Company deem Proposals 1 and 2 described herein to be in the best interest of the Company and its shareholders and recommend that the shareholders approve such proposals. All directors and executive officers of the Company named in the table below intend to vote their shares of Common Stock in favor of such proposals.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table sets forth certain information as of June 30, 1998 with respect to all of the Company's voting shares directly or indirectly owned or deemed beneficially owned, as determined under the rules of the Securities and Exchange Commission, by each shareholder known to the Company to own beneficially more than 5% of the outstanding shares of a class of voting securities of the Company, by each director, by each of the executive officers as required under Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), and by all current directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of June 30, 1998. As used herein "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                  ACQUIRABLE        PERCENT OF
NAME AND ADDRESS                            CURRENTLY OWNED    WITHIN 60 DAYS(1)    OUTSTANDING
----------------                            ---------------    -----------------    -----------
C. Thomas McMillen
     666 11th St., NW, Ste. 200
     Washington, DC 20001                       394,500(2)            33,333(3)        18.9
Robert J. Mrazek
     301 Constitution Ave., NE
     Washington, DC 20003(4)                     16,500                7,500(5)         1.1
E. Eugene Sharer
     666 11th St., NW, Ste. 200
     Washington, DC 20001(6)                     83,334               10,000(7)         4.2
James J. McMillen, MD
     4004 Miller Road
     St. Joseph, MO 64505(8)                      6,000                7,500(9)           *
Janice Peterson
     984 N. 1800 Road
     Lawrence, KS 66049                          93,500                    0            4.2
Eric S. Kaplan, DC
     4727 Marlwood Lane
     Palm Beach Gardens, FL 33418                23,506               63,331(10)        3.8
Michael T. Brigante
     17 Daniel Drive
     Belle Meade, NJ 08502                       32,867                4,120            1.7

                                                                  ACQUIRABLE        PERCENT OF
NAME AND ADDRESS                            CURRENTLY OWNED    WITHIN 60 DAYS(1)    OUTSTANDING
----------------                            ---------------    -----------------    -----------
Wexford Spectrum Investors, LLC
     411 West Putnam Avenue
     Greenwich, CT 06830                              0              570,000(11)       20.4
Imprimis Investors, LLC
     411 West Putnam Avenue
     Greenwich, CT 06830                              0            2,280,000(11)       50.6
Frederick B. Simon
     c/o 411 West Putnam Avenue
     Greenwich, CT 06830 (12)                         0                3,750(13)          *
Sergio Vallejo, DMD
     4335 Highland Park Road
     Lakeland, FL 33813                               0                3,750(13)          *
All directors and
  executive officers
  as a group (8 persons)                        556,707              133,284           29.2

---------------
 *      Less than 1%.

(1) Reflects number of shares of Common Stock acquirable upon exercise of options or warrants.

(2) Includes 34,500 shares as to which Mr. McMillen has sole voting power until December 31, 2000, pursuant to irrevocable proxies from four other holders of Common Stock.

(3) Includes 16,667 shares subject to stock options which become exercisable on July 30, 1998; 16,666 shares subject to stock options which became exercisable in April 1998;

(4)(8) Mr. Mrazek and Dr. McMillen have each given Mr. McMillen an irrevocable proxy to vote their respective shares until December 31, 2000.

(5) Includes 3,750 shares subject to stock options that become exercisable on July 25, 1998 and 3,750 shares subject to stock options that became exercisable on July 25, 1997.

(6) Subsequent to the record date of this proxy, Mr. Sharer was granted 10,000 shares of common stock in connection with his appointment to the position of Vice Chairman of the Company.

(7) Includes 10,000 shares subject to stock options that became exercisable in April 1998.

(9) Includes 3,750 shares subject to stock options that become exercisable on July 25, 1998 and 3,750 shares subject to stock options that became exercisable on July 25, 1997.

(10) Includes 15,002 shares subject to stock options which became exercisable in April 1997; 15,003 shares subject to stock options which became exercisable in April 1998; 7,867 shares subject to stock options which become exercisable on July 25, 1998; 8,799 shares subject to stock options which become exercisable on July 25, 1998; 16,660 shares subject to stock options which became exercisable on August 26, 1998.

(11) Does not include the Convertible Preferred Stock dividend of 3,521 shares of Convertible Preferred Stock nor 80,000 shares of Common
        Stock issued to Imprimis Investors LLC and 880 shares of Convertible Preferred Stock nor 20,000 shares of Common Stock issued to Wexford Spectrum Investors LLC. Exercisable for shares of the Common Stock commencing January 3, 1999 upon conversion of the Convertible Preferred Stock at an exercise price equal to the lesser of $1.75 per share or 75% of the average closing "bid" price of the Common Stock for the twenty consecutive trading days prior to the date of conversion of the Convertible Preferred Stock into Common Stock. The Convertible Preferred Stock was issued by the Company on July 2, 1998 in connection with the exchange of $5,000,000 principal amount of Senior Redeemable Preferred Stock and 2,850,000 Common Stock Purchase Warrants originally sold through a private offering to Wexford Spectrum Investors LLC and Imprimis Investors LLC which closed on January 12, 1998. Imprimis Investors LLC is an investor in the equity pool funding the aforementioned transaction administrated by Wexford Spectrum Investors LLC. The Convertible Preferred Stock bears a dividend of 8% per annum from January 12, 1998 as to 20,000 shares and from January 27, 1998 as to 80,000 shares through December 31, 2000, provided that the dividend is currently paid on a quarterly basis or at 10% per annum if paid through the issuance of additional shares of Convertible Preferred Stock. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum. The Company has the right to redeem all of the Convertible Preferred Stock on or prior to January 3, 1999 upon paying $5 million plus accrued dividends from the date of original investment at the rate of 12% per annum. The Company issued 20,000 shares of Convertible Preferred Stock to Wexford Spectrum Investors LLC and 80,000 shares of Convertible Preferred Stock to Imprimis Investors LLC.

(12)   Mr. Simon is a Managing Director of Wexford Spectrum Investors LLC.

(13) Includes 3,750 shares subject to stock options that became exercisable on May 26, 1998.

       On the Record Date, the number of shareholders of the Company's Common Stock was estimated to be approximately 950.

     PROPOSAL 1 -- APPROVAL OF CONVERTIBLE PREFERRED PRIVATE PLACEMENT

INTRODUCTION

     In June 1998 the Company received notification from Nasdaq that due to the Company's insufficient net tangible assets, the Company would be delisted from the Nasdaq SmallCap Market (the "SmallCap Market") unless it raised the necessary additional capital. Nasdaq rules require that the Company have net tangible assets in excess of $2 million. At May 31, 1998 the Company had a deficit of approximately $1,600,000. If the Company fails to meet SmallCap Market listing requirements, including the requirement that the Company have tangible net assets in excess of $2 million, the Company would be subject to delisting. If delisted from the SmallCap Market, the Company would attempt to become listed on another stock exchange where it is able to meet the listing requirements of such other exchange or to arrange for the Common Stock to be traded on the Nasdaq OTC electronic bulletin board. The Company had previously completed a private placement of $5 million of Senior Redeemable Preferred Stock pursuant to an Investment Agreement dated December 19, 1997 (the "Investment Agreement") and supplemented on January 12, 1998 (the "Old Preferred Stock"). However, because the holders of the Old Preferred Stock were granted mandatory redemption rights commencing in 2001, the Old Preferred Stock was classified for financial reporting purposes as debt rather than equity. Accordingly, the Board of Directors negotiated an agreement with the holders of the Old Preferred Stock to exchange the Old Preferred Stock for new Convertible Preferred Stock with no mandatory redemption provision. Consequently, the new Convertible Preferred Stock will be classified as equity for financial reporting purposes, thereby increasing the Company's net tangible assets, and in turn enabling the Company to maintain its listing on the SmallCap Market. The Board of Directors executed a Second Supplement to the Investment Agreement on July 2, 1998 (herein, the "Exchange Agreement") pursuant to which the Company issued the Convertible Preferred Stock and 100,000 shares of Common Stock (the "Convertible Preferred Private Placement").

GENERAL

     As of July 2, 1998, the Company completed the Convertible Preferred Private Placement pursuant to the Exchange Agreement. All of the securities sold in the Convertible Preferred Private Placement were issued solely to accredited investors under the Securities Act. The Convertible Preferred Stock is convertible into Common Stock commencing January 3, 1999 at the rate equal to the lesser of $1.75 per share or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the twenty consecutive trading days immediately prior to the date of conversion.

     The exact maximum number of shares of Common Stock that could be issuable as a result of the 1998 Convertible Preferred Private Placement issuances cannot currently be determined because it is subject to adjustment mechanisms which cause the number of shares of Common Stock issuable to be dependent on future events, principally consisting of the future trading prices of the Common Stock, the conversion decisions of holders of the Convertible Preferred Stock, whether the Company pays cash dividends on the Convertible Preferred Stock and whether the Company opts to redeem the Convertible Preferred Stock within six months from the date of its issuance. If the Company does not redeem the Convertible Preferred Stock on or prior to January 3, 1999, and if the holders of all of the Convertible Preferred Stock elect to convert, at the maximum conversion price of $1.75 per share, there would be 2,857,143 new Shares of Common stock issued to the holders of the Convertible Preferred Stock. The number of shares of Common Stock issuable as a result of the Convertible Preferred Private Placement Issuances will, generally, vary inversely with the market price of the Common Stock. Depending among other things, on the market price of the Common Stock and the timing of conversion of Convertible Preferred Stock, however, given the maximum conversion price, the conversion of Convertible Preferred Stock would require the issuance of more than 20% of the Common Stock presently outstanding.

     The Common Stock is listed on the Nasdaq SmallCap Market and accordingly certain corporate activities are governed by the Nasdaq rules. Those rules require the Company to seek shareholder approval for any issuance of Common Stock equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the stock. Taken together with the 100,000 shares of Common Stock issued pursuant to the Convertible Preferred Private Placement, if all of the Convertible Preferred Stock is converted into Common Stock, it would exceed 20% of the voting power outstanding before its issuance and, therefore, in order to be in compliance with the Nasdaq SmallCap Market rules, the vote of the Company's shareholders' is required to approve the issuance of the Common Stock and Convertible Preferred Stock pursuant to the Convertible Preferred Stock Placement and the issuance of Common Stock upon conversion of the Convertible Preferred Stock.

SUMMARY OF TRANSACTION TERMS

     Set forth below is a summary of the material terms of the Convertible Preferred Private Placement, which summary is qualified by reference to the full text of the underlying documents which are attached as exhibits to this proxy statement.

CONVERTIBLE PREFERRED STOCK PLACEMENT

     Pursuant to the terms of the Exchange Agreement, the Company exchanged and issued in a private placement to two accredited investors, Wexford Spectrum Investors, LLC and Imprimis Investors, LLC (collectively, "Wexford") for $50 per share an aggregate of 100,000 restricted shares of a newly-established series of preferred stock, designated as Senior Convertible Preferred Stock, in exchange for the cancellation of 100,000 of Old Preferred Stock and 2,850,000 Warrants which were originally issued in January 1998 for $5 million in the aggregate. As additional consideration for their agreement to enter into the Exchange Agree-ment, the Company issued Wexford 100,000 shares of Common Stock ("Issued Common Stock").

     Each share of Convertible Preferred Stock is entitled to receive dividends, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Company's Board of Directors, at the rate of 8% per annum through December 31, 2000 (or at 10% per annum if paid through the issuance of additional Convertible Preferred Stock) and at 12% per annum thereafter in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company. Such dividends accrue from day to day whether or not earned or declared. Any dividend payable after the date of issuance of the Convertible Preferred Stock may be paid (i) in additional shares of Convertible Preferred Stock valued at $50 per share, or
(ii) upon proper notice, in cash. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $50 per share, plus any accrued but unpaid dividends and any amounts owing as a result of a failure by the Company to file an effective registration statement within the prescribed period (see discussion below), in preference to any other class or series of capital stock of the Company. Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of shares of Convertible Preferred Stock have no voting rights.

     Commencing six months after the date of issuance, the Convertible Preferred Stock may be converted into Common Stock. The number of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date after the six-month period following the date of issuance will be the lesser of (a) $1.75 per share, and
(b) the average closing "bid" trading price of the Common Stock during the twenty consecutive trading days immediately preceding the date of conversion. The Conversion Price is at all times also subject to customary anti-dilution adjustment for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Until January 3, 1999, the Company shall have the right, but not the obligation, to redeem the Convertible Preferred Stock upon payment of the liquidation preference of $50 per share ($5 million in the aggregate), plus dividends accrued at the rate of 12% per annum from the date of original investment by Wexford into the Old Preferred Stock (the "Redemption Right").

     The Company has agreed to register the Issued Common Stock and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, including shares payable as dividends thereon, for resale under the Securities Act of 1993, as amended, upon demand of Wexford which may be made up to five times. Any delay in having the related registration statement declared effective by the Commission beyond the applicable period, or any unavailability to the holders of the Convertible Preferred Stock of a current prospectus after such period, will require the Company to pay to the holders, in cash, 1% of the total purchase price of the Convertible Preferred Stock, or $50,000 in the aggregate, for each 30-day period of the delay (pro rated for any shorter period).

     Under the Exchange Agreement, if the Company has not exercised its Redemption Right prior to January 3, 1999 and redeemed all of the Convertible Preferred Stock, or if Proposals 1 and 2, as described below, are not approved by the shareholders upon the request of the outstanding shares of Convertible Preferred Stock, the Board of Directors has agreed to take any action necessary, including calling a special meeting of shareholders, to elect designees of the holders of a majority of the outstanding shares of Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of the Board of Directors.

     Receipt of the Shareholder Approval is not a condition to the transactions contemplated by the Second Supplement and, other than as specifically contemplated by the Second Supplement or by the Amended Certificate, a failure to obtain the shareholder approval shall have no effect on the transactions contemplated thereby or the obligations of the Company thereunder. However, the failure to obtain such shareholder approval to the issuance of the Convertible Preferred Stock, the issued Common Stock and the shares of Common Stock issuable upon conversion could jeopardize the NASDAQ Small Cap Market listing of the Common Stock.


EFFECT ON OUTSTANDING COMMON STOCK

     The issuance of the issued Common Stock and the Common Stock upon the conversion of the Convertible Preferred Stock will have no effect on the rights or privileges of existing holders of Common Stock or Preferred Stock except that the economic interests and voting rights of each shareholder will be diluted as a result of such issuance.

     As noted above, the exact number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock cannot currently be determined but such issuances will vary inversely with the market price of the Common Stock, and such shares will be converted at the rate of the lesser of (a) $1.75 per share, and (b) at a discount of 75% of the average closing "bid" price for the Company's publicly traded Common stock for the twenty consecutive trading days prior to the conversion date. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the Convertible Preferred Stock to an extent that depends on the future market price of the Common Stock, the timing of conversions of the Convertible Preferred Stock, the extent to which the Company pays cash dividends on the Convertible Preferred Stock and exercise of the related placement agent warrants, and whether the Company opts to redeem the Convertible Preferred Stock prior to conversion. The potential effects of any such dilution on the existing shareholders of the Company include (i) the possible right of the holders of the Convertible Preferred Stock to control the Company and elect its Board of Directors and (ii) the significant diminution of the current shareholders' economic and voting interests in the Company.

VOTE REQUIRED

     The approval of the Convertible Preferred Private Placement requires the affirmative vote of the holders constituting a majority of the votes of Common Stock entitled to vote and present at the Special Stockholders' Meeting, in person or by proxy.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                      STOCKHOLDERS VOTE "FOR" PROPOSAL 1.

            PROPOSAL 2 -- APPROVAL AND AUTHORIZATION OF AN AMENDMENT
                 TO THE COMPANY'S CERTIFICATE OF INCORPORATION


     The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 104,401 of which are outstanding and 10,000,000 shares of Common Stock, $.0065 par value, 2,227,057 shares of which were outstanding and 7,772,943 shares of which were held in treasury as of June 30, 1998. In addition, as of June 30, 1998, approximately (i) 474,559 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, (ii) 2.850 million shares of Common Stock were reserved for issuance with respect to the Company's Wexford Warrants, and (iii) 1,306,442 million shares of Common Stock were reserved for issuance with respect to outstanding warrants. Under the terms of the Exchange Agreement, the Wexford Warrants were cancelled and the Convertible Preferred Stock was issued granting the holder the right to convert into Common Stock at the rate equal to the lesser of $1.75 per share or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the twenty consecutive trading days immediately prior to the date of conversion. Consequently, if the first exercise price of $1.75 per share is utilized, the Convertible Preferred Stock can be converted into at least
2.857 million shares of Common Stock.

     The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to give the Company the ability to issue shares of Common Stock in connection with financing activities as well as for other general corporate purposes, including employee stock options, without the expense and delay incidental to obtaining stockholder approval of an increase in the number of authorized shares at the time of such action (unless such approval is otherwise then required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed). In addition, the Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to fulfill its obligation noted above to reserve a sufficient number of shares of Common Stock with respect to a conversion of the Convertible Preferred Stock. In addition, pursuant to the terms of the Convertible Preferred Stock, without the consent of the holders of a majority of the Convertible Preferred Stock, the Company is prohibited from issuing any shares of Common Stock (otherwise than pursuant to commitments existing at the time the Convertible Preferred Stock was issued or for the purpose of redeeming the Convertible Preferred Stock) or any rights, options, convertible securities or other contract obligations to issue Common Stock.

     Except as noted above, the Company does not currently have any agreements with respect to the issuance of its common stock relating to either capital raising or acquisitions although it is pursuing a public offering or private placement of its securities for the purpose of raising additional capital. In addition, while the Company has no current plans to make any acquisition, and its strategic plans include the integration of prior acquisitions, it is possible that the Company will make additional acquisitions in the future using shares of its Common Stock as consideration. Any decision to issue additional shares of Common Stock will depend on various factors, including the Company's capital needs and the price of its Common Stock.

     The Board of Directors has adopted a resolution approving amending the Certificate of Incorporation to effect the aforementioned increase, subject to stockholder approval. Upon stockholder approval, all 40,000,000 additional authorized shares would be issuable in the discretion of the Board of Directors without further stockholder action, unless applicable law requires such approval. If the proposed amendment is approved, the increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company in the future. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a person or entity attempting to obtain control of the Company. In addition, the issuance of shares otherwise than on a pro rata basis to all current stockholders would reduce the current stockholders' proportionate interests in the Company and could therefore be dilutive to the financial and voting interests of current stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     The first paragraph of Article IV of the Company's Restated Certificate of Incorporation would be amended to read as follows:

          "The total authorized number of shares of the Corporation shall be 52,000,000 shares, consisting of 50,000,000 shares designated as Common Stock, $.0065 par value, and 2,000,000 shares designated as Preferred Stock, $.01 par value."

          The Board of Directors of the Company believes that it is essential for the Company to have additional authorized but unissued shares of Common Stock to provide flexibility to act promptly with respect to public and private financings, acquisitions, stock dividends and other general corporate purposes.

     As reported by the Company in its filings with the Securities and Exchange Commission (the "Commission"), the Company had significant losses in fiscal 1997 of approximately $4,176,433
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and an unaudited net loss from operations in the first quarter of fiscal 1998 of approximately $435,806, and will need additional cash to meet its commitments. Without an increase in the authorized number of shares of Common Stock, the Company believes it may not be able to raise additional cash, because the number of shares of Common Stock currently authorized is inadequate to permit the Company to issue a sufficient number of additional shares of Common Stock, warrants to purchase Common Stock or Preferred Stock convertible into Common Stock, to raise additional capital.

     This amendment will, in the opinion of the Board of Directors, increase the Company's financial flexibility in attempting to raise additional cash. The Board of Directors of the Company believes that the complexity of business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. This amendment will permit the Company to offer additional shares of Common Stock or Preferred Stock that are convertible into Common Stock, from time to time, as determined by the Board for proper corporate purposes. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in the Company's business and operations, as part or all of the consideration for acquisitions by the Company of other businesses or properties, and issuance under employee benefit plans.

     Although it has not entered into any agreements, the Company is actively pursuing a public offering or private placement of its securities for the purpose of obtaining additional capital. The Company intends to enter into future financing transactions in order to raise capital pursuant to which it would issue (or obligate itself to issue) some of the shares of Common Stock that would be authorized if this Proposal is approved. The precise terms of such transactions, however, have not as yet been determined. Furthermore, the Company can give no assurance even if the proposed amendment is adopted, that the Company will be successful in raising additional capital.

     Approval of the increase now will eliminate delays, give management greater flexibility in negotiating terms and conditions and reduce the expense that otherwise would be incurred if stockholder approval were needed on short notice to increase the authorized number of shares of Common Stock for possible future transactions involving the issuance of additional shares. However, the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq SmallCap Market would require stockholder approval by a majority of the total votes cast in person or by proxy prior to the issuance of designated securities (a) where the issuance would result in a change of control of the Company, (b) in connection with the acquisition of the stock or assets of another company if an affiliate of the Company has certain interlocking interests with the company to be acquired or where the Company issues twenty percent or more of its outstanding shares or (c) in connection with a transaction other than a public offering involving the sale or issuance of twenty percent or more of the Common Stock or voting power outstanding before the issuance at less than the book value or market value of the Company's shares at that time, subject to certain exceptions or application to Nasdaq if delay in the issuance would impair the financial viability of the Company.

     The additional shares of Common Stock may be issued, subject to certain exceptions, by the Company's Board of Directors at such times, in such amounts and on such terms as the Board may determine, without further approval of the stockholders. Any such issuance could reduce the current stockholders' proportionate interests in the Company, depending on the number shares issued and the purpose, terms and conditions of the issuance. Stockholders have no preemptive rights to subscribe for additional shares.

     Issuance of additional shares could discourage attempts to acquire control of the Company by tender offer or other means. In such a case, stockholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of

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

their shares in a tender offer or the temporary increase in market price that could result from such an attempt. Also, the issuance of stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent management and directors from office. Under the Exchange Agreement, if Proposal 2 for the increase in authorized shares of Common Stock is not approved by the shareholders by August 31, 1998, upon the request of the outstanding shares of Convertible Preferred Stock, the Board of Directors has agreed to take any action necessary, including calling a special meeting of shareholders, to elect designees of the holders of a majority of the outstanding shares of Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of the Board of Directors.

     The Board of Directors believes that the need to obtain additional financing and the flexibility to respond to opportunities for acquisitions or joint ventures offered by the amendment outweighs any of its potential disadvantages. Without this flexibility, the Company's ability to implement the business plan currently in process could be severely compromised or rendered unsuccessful.

VOTE REQUIRED

     The approval of the amendment of the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote.

CONSEQUENTLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED AMENDMENT.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                      STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     The Company has made this solicitation. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and other employees, without additional remuneration, may solicit proxies by telephone, facsimile, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

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

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any shareholder desiring to present a proposal for consideration at the Company's 1999 annual meeting of shareholders and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than December 31, 1998. Any shareholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                          By Order of the Board of Directors,

                                          Ryan Knoll
                                          Secretary

July 20, 1998

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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